Exhibit 99.1

PRESS RELEASE

For Release:  Immediate Release

Tanger Factory Outlet Centers, Inc. Contacts:

Press - Rochelle Simpson            Investors - Frank Marchisello
        336-834-6836                            336-834-6834

TANGER FACTORY OUTLETS AND BLACKSTONE REAL ESTATE ADVISORS TO ACQUIRE CHARTER OAK PARTNERS FACTORY OUTLET PORTFOLIO FOR $491 MILLION Transaction is Expected to be Accretive in First Year/Balance Sheet Remains Solid Strategic Acquisition Consolidates Tanger's Position in Factory Outlet Sector

GREENSBORO,  NC, October 6, 2003 - Tanger Factory Outlet  Centers,  Inc.  (NYSE:
SKT), a leading owner, developer and manager of factory outlet centers, announced today the execution of a definitive agreement for the acquisition of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet. Tanger and an affiliate of Blackstone Real Estate Advisors have formed a limited liability company to acquire the portfolio as a joint venture. Tanger will own one-third and Blackstone will own two-thirds of the joint venture. Tanger will provide operating, management, leasing and marketing services for the properties.

The purchase price for this transaction is $491 million, including the assumption of approximately $187 million of debt. Closing is expected to take place during the current quarter of 2003. Tanger expects that the transaction will be accretive to its operating results from year one and will allow Tanger to maintain a strong balance sheet and its current financial flexibility. The New York-based international investment banking partnership of Compass Advisers, LLP were advisers to Tanger on the transaction.

The factory outlets being acquired are located in: Rehoboth, Delaware; Riviera Center-Foley, Alabama; Myrtle Beach, South Carolina; Park City, Utah; Hilton Head, South Carolina; Lakes Region-Tilton, New Hampshire; Lincoln City, Oregon; Westbrook, Connecticut and Tuscola, Illinois.

"We are very excited about this acquisition. It is an excellent geographic fit for us and is in line with our strategy of creating an increased presence in high-end resort locations," stated Stanley K.Tanger, Founder, Chairman of the Board and Chief Executive Officer of Tanger. "Adding the Tanger brand to these outstanding properties will take us to the next level in creating a compelling shopping experience for our customers. We will add value to these centers based upon our 22-year historical performance, proven managerial skills and marketing expertise. To attain that objective, we will formulate an extensive remerchandising strategy and look to enhance the centers and occupancy rates by adding additional upscale tenants to the existing high-quality roster," Mr. Tanger added.

Mr. Tanger noted that with this acquisition, Tanger will grow from its current 33 centers totaling 6.2 million square feet to 42 centers with 9.5 million square feet, and solidify its position in the outlet industry. He stated that the increased size of the Tanger portfolio will diversify Tanger's profile, build on its management skills, and enhance the company's shareholder value. "We look forward to a long-term successful partnership with Blackstone," Mr. Tanger added.

"We share Tanger Outlet Centers' enthusiasm for these assets," added Jonathan Gray, Senior Managing Director of Blackstone. "After thoroughly reviewing the portfolio and the factory outlet industry, we decided to enter into partnership with Tanger. We have a very high regard for the Tanger management team, and this investment is in keeping with our longstanding tradition of partnering with high-quality corporations," he added.

"We are pleased that our many years of developing this portfolio of outstanding properties in highly desirable locations will result in a sale to the Tanger/Blackstone partnership," noted Richard Lewis, President of Charter Oak Partners. "We know that they will continue our record of maximizing the potential of these properties," Mr. Lewis added.


Tanger Factory Outlets, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently operates 33 centers in 20 states coast to coast, totaling approximately 6.2 million square feet of gross leasable area. For more information on Tanger, visit our web site at www.tangeroutlet.com.

About The Blackstone Group
The Blackstone Group, a private investment bank with offices in New York, London and Hamburg, was founded in 1985. Blackstone Real Estate Advisors has raised four funds representing approximately $4 billion in total equity. The group has made over 100 separate investments in hotels, offices and other commercial properties with a total transaction value in excess of $15 billion. In addition to real estate, The Blackstone Group's core businesses include Private Equity Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers & Acquisitions Advisory, and Restructuring & Reorganization Advisory.

Conference Call/Webcast
Tanger will host a conference call for analysts, investors and other interested parties on Monday, October 6, 2003 at 4:00 pm eastern time. The conference call can be accessed by dialing 1-877-277-5113 and requesting to be connected to the Tanger Factory Outlet Centers October 6, 2003 Conference Call. Alternatively, the call will be webcast by CCBN and can be accessed at Tanger's web site at www.tangeroutlet.com, and click on Corporate News.

A telephone replay of the call will be available from October 6, 2003 starting at 7:00 pm eastern time through October 13, 2003 at 11:59 am by dialing 1-800-642-1687 conference ID# 3192327. Additionally, an online archive of the broadcast will also be available through October 13, 2003.

This press release may contain forward-looking statements regarding our remerchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations and the acquisition or development of new centers. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected  due to  various  factors  including,  but not  limited  to, the risks
associated  with  general  economic  and  local  real  estate  conditions,   the
availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
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